Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

dated as of

December 1, 2010

among

PEPSI-COLA (BERMUDA) LIMITED,

solely for the purposes of Section 9.14,

PEPSICO, INC.

and

THE OTHER PARTIES HERETO

i

ii

Annex A – Seller Shares
Annex B – Form of Power of Attorney
Annex C – Forms of Director Resignation

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) dated as of December 1, 2010 among (i) Pepsi- Cola (Bermuda) Limited, a company organized under the laws of Bermuda (“Buyer”), and, solely for the purposes of Section 9.14, PepsiCo, Inc., a North Carolina corporation (“Buyer Guarantor”), (ii) Gavril A. Yushvaev, David Iakobachvili, Mikhail V. Dubinin, Sergei A. Plastinin, Alexander S. Orlov, Mikhail I. Vishnaykov, Aladoro Limited, a company organized under the laws of Cyprus, (each, a “Shareholder Seller”), and (iii) Wimm Bill Dann Finance Cyprus Ltd., a company organized under the laws of Cyprus, Wimm-Bill-Dann Finance Co. Ltd., a company organized under the laws of the Russian Federation, Tony D. Maher and Dmitry Ivanov (each, a “Designated Seller”).

W I T N E S S E T H:

WHEREAS, the Shareholder Sellers and Designated Sellers (each, a “Seller” and collectively, the “Sellers”) are the record and beneficial owner of the Shares set forth opposite their respective names on Annex A (“Seller Shares”);

WHEREAS, simultaneously with the execution of this Agreement, Buyer and certain Sellers have entered into pledge agreements (the “Pledge Agreements”); and

WHEREAS, each Seller desires to sell its respective Seller Shares to Buyer, and Buyer desires to purchase such Seller Shares from each Seller, upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any of its Subsidiaries are or shall be considered an Affiliate of any Seller that is not a Subsidiary of the Company. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.

“Balance Sheet Date” means December 31, 2009.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in Moscow (the Russian Federation) are authorized or required by Applicable Law to close.

“Buyer Encumbrances” means any Encumbrances in favor of Buyer or any Affiliate of Buyer pursuant to the Pledge Agreements or otherwise.

“Closing Date” means the date of Closing.

“Closing Warranties” means those statements set forth at Sections 3.06 to 3.17 (inclusive).

“Company” means Wimm-Bill -Dann Foods OJSC, a company incorporated in the Russian Federation (registered number 1037700236738).

“Depositary” means any Russian Depositary or Other Depositary.

“ Disclosed Documents” means all those documents and information relating to the business of the Company and/or its Subsidiaries disclosed and provided to Buyer (or its agents or advisers) prior to the date hereof and as listed at Schedule 1.01 of the Seller Disclosure Letter.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest or derivative of any kind, or any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect (and, where used in respect of Shares or other equity interest, voting trust and any voting agreements or arrangements).

“FAS” means the Federal Antimonopoly Service of the Russian Federation.

“FAS Approval” means an approval of FAS for the acquisition of Seller Shares by Buyer pursuant to this Agreement; provided that such approval and the Governmental Commission Approval, taken together, shall not include the imposition of a condition or obligation on Buyer to divest or dispose of assets of either the Company or any of its Subsidiaries, or Buyer or any of its Affiliates, that in the aggregate accounted for US$ 250,000,000 (or its equivalent as determined in accordance with applicable accounting rules) or more of the annual net revenues (excluding, for the avoidance of doubt, value added tax) of the Company and its Subsidiaries, or Buyer and its Affiliates, determined in accordance with

GAAP as applicable for the 12 month period ending on the end of the date of the most recent applicable annual audited accounts.

“FSFM” means the Federal Service of Financial Markets of the Russian Federation.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Governmental Commission” means the Governmental Commission on Control over Foreign Investments in the Russian Federation.

“Governmental Commission Approval” means the approval of the Governmental Commission necessary for the acquisition of Seller Shares by Buyer pursuant to this Agreement; provided that such approval and the FAS Approval, taken together, shall not include the imposition of a condition or obligation on Buyer to divest or dispose of assets of either the Company or any of its Subsidiaries, or Buyer or any of its Affiliates, that in the aggregate accounted for US$ 250,000,000 (or its equivalent as determined in accordance with applicable accounting rules) or more of the annual net revenues (excluding, for the avoidance of doubt, value added tax) of the Company and its Subsidiaries, or Buyer and its Affiliates, determined in accordance with GAAP as applicable for the 12 month period ending on the end of the date of the most recent applicable annual audited accounts.

“Material Adverse Effect” means a material adverse effect on the financial condition, business or assets of the Company and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (A) changes in the general economic or political conditions in or affecting the Russian Federation or Ukraine not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving or affecting the Russian Federation not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, and (D) the announcement or performance of the transactions contemplated by this Agreement.

“Other Depositary” means any depositary in whose books any Seller has a depo account in relation to any Seller Shares held by such Seller other than a Russian Depositary.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Property” means any land or premises leased or owned by the Company or any of its Subsidiaries with a book value in excess of US$10,000,000.

“Purchase Price Per Share” means US$ 132 per Share in cash.

“ Registrar” means a Russian licensed registrar in the books of which any Seller has a personal account in relation to any Seller Shares held by such Seller.

“Restricted Buyer” means, other than Buyer and its Affiliates, a Person (together with its Affiliates) whose business is (or is substantially comprised of) the manufacturing of food, beverage or dairy products with annual sales, by reference to its most recent ended fiscal year, in excess of US$ 15 billion.

“Rubles” means lawful currency of the Russian Federation.

“Russian Depositary” means any Russian licensed depositary in whose books any Seller has a depo account in relation to any Seller Shares held by such Seller.

“Russian Regulatory Approvals” means the FAS Approval and the Governmental Commission Approval.

“Russian Securities Laws” means all laws applicable to activities in the Russian securities market, including Federal Law dated 22 April 1996 No. 39- FZ “On Securities Market”, Federal Law dated 5 March 1999 No. 46-FZ “On Protection of Rights and Legal Interests of Investors in the Securities Market”, Federal Law dated 27 July 2010 No.224- FZ “On Countering the Illegal Use of Insider Information and Market Manipulation and On Amending Certain Legislative Acts of the Russian Federation” all as amended, and any regulations passed in accordance with the above-mentioned laws and regulations of the FSFM.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Seller Disclosure Letter” means the disclosure schedules dated the date hereof regarding this Agreement that have been provided by Sellers (with the exception of Mr. Iakobashvili who has provided a separate disclosure letter (the “Iakobachvili Disclosure Letter”) and Mr. Plastinin who has provided a separate disclosure letter (the “Plastinin Disclosure Letter”) to Buyer.

“Shares” means ordinary shares of the Company (including ordinary shares of the Company underlying the Company’s American Depositary Shares and Global Depositary Shares), each with a nominal value of 20 Rubles.

“Shareholders Register” means the shareholders register of the Company maintained on behalf of the Company in accordance with Russian law for the purpose of recording rights for the Company’s Shares.

“Specified Agreements” means this Agreement, the Pledge Agreements and any account control agreement, blocked account agreement or similar agreement contemplated thereby and all other documents to be executed and delivered by each Seller and Buyer in connection herewith or therewith.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Title Warranties” means those warranties set forth at Sections 3.01 to 3.05 (inclusive).

“US$” means lawful currency of the United States of America.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section/Schedule
Agreement	Preamble
Aladoro Obligations	9.15(a)
Board	2.02(b)
Buyer	Preamble
Buyer Guarantor	Preamble
Buyer Obligations	9.14(a)
Closing	2.02
Company SEC Documents	3.15
Company Securities	3.04(b)
Consideration	2.01
Conversion Rate	1.04
Cypriot Board	2.02(b)
Cypriot Subsidiary	2.02(b)
Designated Seller	Preamble
End Date	8.01(b)
Government Officials	3.14(d)
Iakobachvili Disclosure Letter	1.01
Kyrgyz Board	2.02(b)
Kyrgyz Subsidiary	2.02(b)
LCIA	9.08(a)
LCIA Rules	9.08(a)
Liability Expiry Date	Schedule 9.02
LLC Convention Date	5.10
Management Position	2.02(b)
Plastinin Disclosure Letter	1.01
Pledge Agreements	Preamble
Prohibited Transfer	5.05(b)
Property Proceeding	3.11(c)

Term	Section/Schedule
Release Notice	6.05
Released Encumbrances	5.04
Released Shares	6.05
Remedy Period	Schedule 9.02
Relevant Claim	Schedule 9.02
Relevant Date	1.04
Russian Board	2.02(b)
Russian JSC	5.09
Russian LLC	5.10
Russian Subsidiary	2.02(b)
Seller	Preamble
Seller Guarantor	9.15(a)
Seller Shares	Preamble
Shareholder Seller	Preamble
Subsidiary Securities	3.08(b)
Ukrainian Board	2.02(b)
Ukrainian Convention Date	5.11
Ukrainian GSM	5.11
Ukrainian Subsidiary	2.02(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all Applicable Law.

Section 1.03. Awareness and Knowledge of Sellers. Any reference to “awareness” or “knowledge” of any Seller is to the actual awareness or knowledge of each Seller (or, in the case of any Seller that is not an individual, any officer or director of such Seller) as the case may be. Knowledge of any one Seller shall not under any circumstances be deemed the knowledge or awareness of any other Seller.

Section 1.04. Currency Conversion. Any amount to be converted from one currency into another currency for the purposes of this Agreement shall, unless otherwise expressly stated, be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Section 1.04:

“Conversion Rate” means (i) where one of the currencies is Rubles, the official exchange rate established by the Central Bank of Russia for the exchange of the relevant currency into Rubles; and (ii) in all other cases the close spot mid-trade composite London rate for a transaction between the two currencies in question as quoted on Bloomberg, in either case on the date immediately preceding the Relevant Date or, if no such rate is established or quoted on that date, on the preceding date on which such rates are quoted; and

“Relevant Date” means, save as otherwise provided in this Agreement, the Business Day immediately preceding the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)	for the purpose of Article 3 the date a claim is made; and

(ii)	for the purpose of Article 5 the date of this Agreement.

For the avoidance of doubt, a limitation or threshold expressed in a given currency shall be deemed to also constitute a limitation or threshold in an equivalent amount in another currency.

ARTICLE 2
SALE AND PURCHASE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer its respective Seller Shares and Buyer agrees to purchase such Seller Shares from each Seller at Closing at a price per Share equal to the Purchase Price Per Share (the aggregate Purchase Price Per Share, the “Consideration”). For the avoidance of doubt, (a) the Purchase Price Per Share shall be paid in US$ and (b) for American Depositary Receipts and Global Depositary Receipts in respect of Shares, the Purchase Price Per Share shall be calculated with respect to the fraction of Shares underlying such American Depositary Receipts and Global Depositary Receipts (i.e., each such American Depositary Receipt or Global Depositary Receipt represents 1/4 of a Share).

Section 2.02. Closing. The closing (“Closing”) of the purchase and sale of the Seller Shares hereunder shall take place at the offices of Linklaters CIS, Paveletskaya Sq. 2, bld. 2, Moscow 115054, as soon as possible, but in no event later than five Business Days, following the date on which the conditions set forth in Article 7 have been satisfied or, to the extent permissible, waived by the party entitled to the benefit of such conditions, or at such other time or place as Buyer and Sellers may agree. At Closing:

(a)  Buyer shall deliver to each Seller:

(i) the Purchase Price Per Share multiplied by the number of Seller Shares held by such Seller in immediately available funds by wire transfer to an account or accounts of such Seller (or to such Seller’s order) with a bank or banks designated by such Seller, by notice to Buyer, which notice shall be delivered not later than three Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in such amount);

(ii) an extract from the Shareholders Register evidencing that the Registrar has opened a personal account of Buyer in the Shareholders Register (and as provided to Sellers at least three Business Days prior to the Closing Date);

(iii) all the relevant details of Buyer’s personal account in the Shareholders Register required to be specified in a transfer order or settlement instruction for the transferee (and as provided to Sellers at least three Business Days prior to the Closing Date); and

(iv) all the relevant details of Buyer’s depo account with any Other Depositary required to be specified in a transfer order or settlement instruction for the transferee (and as provided to Sellers at least three Business Days prior to the Closing Date).

(b)  Each Seller shall deliver to Buyer:

(i) an original power of attorney of such Seller in the form attached as Annex B stating that if such Seller’s Seller Shares are registered in the name of Buyer after the list of persons entitled to participate in a general shareholders’ meeting of the Company to be held after Closing is compiled, but before the date of such meeting, Buyer shall have the power to exercise such Seller’s voting rights in relation to all such Seller’s Seller Shares at any such general shareholders’ meeting;

(ii) if such Seller’s Seller Shares are held through a Depositary: original extracts from the depo account / statements of holding for safekeeping account (выпискио состоянии счета депо / выписки по счету депо) of such Seller opened with the relevant Depositary, dated not earlier than five Business Days before the Closing Date, evidencing such Seller’s title, free of any Encumbrances (other than any Buyer Encumbrances), to its respective Seller Shares;

(iii) if such Seller’s Seller Shares are held directly in the Shareholders Register by such Seller: original extracts from such Seller’s personal account in the Shareholders Register, dated not earlier than five Business Days before the Closing Date, evidencing such Seller’s title free of any Encumbrances (other than any Buyer Encumbrances, if applicable), to its respective Seller Shares;

(iv) documentation evidencing the termination of the Released Encumbrances, together with relevant corporate approvals and signing authority documents;

(v) a resignation effective as of the Closing from each Seller that is a member of the board of directors of the Company (the “Board”) or the board of directors of any Subsidiary of the Company from the Board or such other board, as applicable, substantially in the form of Annex C, Part 1;

(vi) a resignation effective as of the Closing from each Shareholder Seller that is a member of the board of directors (the “Russian Board”) of any of the Company’s Subsidiary that is a company incorporated under the laws of Russian Federation (the “Russian Subsidiary”), from any such Russian Board substantially in the form of Annex C, Part 2;

(vii) a resignation effective as of the Closing from each Shareholder Seller that is a member of the board of directors (the “Cypriot Board”) of any of the Company’s Subsidiary that is a company incorporated under the laws of the Republic of Cyprus (the “Cypriot Subsidiary”), from any such Cypriot Board substantially in the form of Annex C, Part 3;

(viii) a written resolution of the board of directors of any Cypriot Subsidiary (including Wimm-Bill-Dann Finance Cyprus Ltd.) appointing director(s) nominated by the Buyer to the relevant Cypriot Board (if as a result of the resignation of the member of that Cypriot Board envisaged in Section 2.02(b) (vii) above the number of members of that Cypriot Board becomes less than the minimum number of directors provided for by that Cypriot Subsidiary’s constitutional documents);

(ix) a resignation effective as of the Closing from each Shareholder Seller that is a member of the board of directors (the “Kyrgyz Board”) of any of the Company’s Subsidiary that is a company incorporated under the laws of the Kyrgyz Republic (the “Kyrgyz Subsidiary”), from any such Kyrgyz Board substantially in the form of Annex C, Part 4;

(x) a resignation effective as of the Closing from each Shareholder Seller that is a member of the board of directors (the “Ukrainian Board”) of any of the Company’s Subsidiary that is a company incorporated under the laws of Ukraine (the “Ukrainian Subsidiary”), from any such Ukrainian Board substantially in the form of Annex C, Part 5; and

(xi) a written confirmation (accompanied with relevant evidence) to Buyer from each Shareholder Seller that holds any position(s) in management bodies of the Company or any Subsidiaries of the Company (the “Management Position”), that such Shareholder Seller has been removed from any such Management Position.

(c) If any Seller Shares of any Seller are held through any Russian Depositary, then at Closing, such Seller and Buyer shall do or procure the following (in the stated sequential order):

(i) such Seller shall deliver to the relevant Russian Depositary a duly executed written settlement instruction (инструкция / поручение) instructing it to transfer such Seller Shares to Buyer’s personal account in the Shareholders Register;

(ii) Buyer in its capacity as pledgee of the relevant Buyer Encumbrances, if applicable, shall deliver to the Russian Depositary its consent for the transfer of such Seller Shares to Buyer;

(iii) such Seller shall provide Buyer with report on executed instruction for transactions / report of transaction settlement (отчет об исполненных поручениях на сделки / отчет о совершенной операции) duly issued by the relevant Russian Depositary upon the crediting of such Seller Shares sold by such Seller from its account with such Russian Depositary to Buyer’s personal account in the Shareholders Register; and

(iv) such Seller shall provide Buyer with original extract from the depo account / statement of holding for safekeeping account (выписка о состоянии счета депо / выписка по счету депо) of such Seller evidencing the transfer of such Seller Shares from such Seller’s account to Buyer’s personal account in the Shareholders Register.

(d) If any Seller Shares of any Seller are held through any Other Depositary, then at Closing, such Seller and Buyer shall do or procure the following (in the stated sequential order):

(i) such Seller shall deliver to the relevant Other Depositary a duly executed written settlement instruction instructing it to transfer such Seller Shares to an account designated by Buyer pursuant to Section 2.02(a)(iv);

(ii) Buyer in its capacity as pledgee of the relevant Buyer Encumbrances, if applicable, shall deliver to the relevant Other Depositary its consent for the transfer of such Seller Shares to Buyer;

(iii) such Seller shall provide Buyer with original notifications on operation duly issued by the relevant Other Depositary upon the crediting of such Seller Shares sold by such Seller from its account with such Other Depositary to Buyer’s applicable personal account; and

(iv) such Seller shall provide Buyer with original extract from the depo account of such Seller evidencing the transfer of such Seller Shares from such Seller’s account to Buyer’s relevant personal account.

(e) If any Seller Shares of any Seller are held directly in the Shareholders Register, then at Closing, such Seller and Buyer shall do or procure the following (in the stated sequential order):

(i)  such Seller shall deliver to the Registrar a duly executed transfer order (передаточное распоряжение) instructing it to transfer such Seller Shares to Buyer;

(ii) Buyer in its capacity as pledgee of the relevant Buyer Encumbrances, if applicable, shall deliver to the Registrar its consent for the transfer of such Seller Shares to Buyer; and

(iii)  such Seller shall provide Buyer with original notification on operation (уведомление о совершении операции) duly issued by the Registrar upon the crediting of such Seller Shares sold by such Seller from its account in the Shareholders Register to Buyer’s account in the Shareholders Register as described in Section 2.02(e)(i).

(f) Further to Sections 2.02(a) through (e), in order to ensure that each Seller’s Seller Shares will be transferred on the Closing Date and that the Consideration will be paid on the Closing Date in accordance with the terms and conditions of this Agreement, each party shall give the necessary instructions in due time and each Seller and Buyer shall take all such further steps as may be necessary to (i) transfer such Seller’s Seller Shares to Buyer and (ii) transfer the applicable portion of the Consideration to such Seller respectively at the Closing. For the avoidance of doubt, Closing shall not occur and complete until each Seller shall have received its full portion of the Consideration and Buyer shall have received all Seller Shares, in each case, pursuant to Section 2.01.

ARTICLE 3
WARRANTIES OF SELLERS

Except (i) as fairly disclosed in the Seller Disclosure Letter, the Iakobachvili Disclosure Letter, the Plastinin Disclosure Letter or the Disclosed Documents or (ii) as disclosed in the Company SEC Documents filed prior to the date hereof, (A) each Shareholder Seller, severally and not jointly, warrants to Buyer solely as set forth in the Title Warranties, Section 3.12(a) and Section 3.17 and (B) each Designated Seller, severally and not jointly, warrants to Buyer as set forth in the Title Warranties and the Closing Warranties, in each case, as of the date hereof and as of the Closing Date that:

Section 3.01. Capacity and Authority. Such Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each other Specified Agreement to which it is party at or before Closing. Such Seller’s obligations under this Agreement and each other Specified

Agreement to which it is party at or before Closing are, or when the relevant document is executed will be, valid, binding and enforceable in accordance with their respective terms.

Section 3.02. Existence and Power. If such Seller is not an individual, such Seller is a company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

Section 3.03. Non-contravention. The execution, delivery and performance by such Seller of this Agreement and other Specified Agreements to which such Seller is party and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Seller or, as far as each Seller is aware, the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.06, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon, the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Encumbrance on such Seller Shares (other than the Buyer Encumbrances) or any asset of the Company or any of its Subsidiaries.

Section 3.04. Capitalization.

(a) The authorized capital stock of the Company consists of 44,000,000 ordinary shares. There are 44,000,000 issued Shares of the Company (including Shares held by any Subsidiary of the Company).

(b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.04(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, or pay an amount determined by reference to the volume of, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 3.04(b)(i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.05. Ownership of Shares. (a) Such Seller is the record holder and beneficial owner of its respective Seller Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Seller Shares), and will transfer and deliver to Buyer at Closing valid title to such Seller Shares free and clear of any Encumbrance and any such limitation or restriction.

(b)	Each Seller Share is fully paid and comprises:

(i)	for Mr. Yushvaev – 19.61%;

(ii)	for Mr. Iakobachvili – 10.50%;

(iii)	for Mr. Dubinin – 4.11%;

(iv)	for Mr. Plastinin – 3.12%;

(v)	for Mr. Orlov – 2.96%;

(vi)	for Mr. Vishnaykov – 0.68%

(vii)	for Aladoro Limited – 0.45%;

(viii)	for Wimm Bill Dann Finance Cyprus Ltd. – 18.36%;

(ix)	for Wimm-Bill-Dann Finance Co. Ltd. – 5.16%;

(x)	for Mr. Maher – 0.91%; and

(xi)	for Mr. Ivanov – 0.02%;

in each case, of the Company’s allotted and issued share capital.

Section 3.06. Governmental Authorization. As far as each Designated Seller is aware, the execution, delivery and performance by such Seller of this Agreement and other Specified Agreements to which it is party require no action by or in respect of, or filing with, any Governmental Authority in the Russian Federation or Ukraine other than (i) compliance with any applicable requirements for the Russian Regulatory Approvals, (ii) compliance with any applicable requirements of the Anti Monopoly Committee of Ukraine, (iii) compliance with any applicable requirements of the 1934 Act and (iv) compliance with any applicable requirements of Russian Securities Laws. The Company and its Subsidiaries, taken as a whole, have not, in any fiscal year, generated US$ 63,400,000 or more in revenues from sales in or into the United States, and do not have assets located in the United States that have a fair market value in excess of US$ 63,400,000.

Section 3.07. Existence and Power. The Company is a company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

Section 3.08. Subsidiaries.

(a) Each Subsidiary of the Company is a company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. All Subsidiaries of the Company and their respective jurisdictions of incorporation and capitalization structures are identified in Section 3.08 of the Seller Disclosure Letter.

(b) All of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in Sections 3.08(b)(i) and 3.08(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.09. Financial Statements and Tax Returns.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(b) As far as each Designated Seller is aware, (i) all material tax returns of the Company or any of its Subsidiaries have been filed when due in accordance with Applicable Law, (ii) such returns were true and complete in all material respects, (iii) all taxes shown as due and payable on such returns have been timely paid, or withheld and remitted, to the appropriate Governmental Authority in the Russian Federation or Ukraine, and (iv) the charges, accruals and reserves for taxes reflected on the books of the Company and its Subsidiaries are adequate to cover their respective tax liabilities accruing through the Balance Sheet Date.

Section 3.10. Absence of Certain Changes. As far as each Designated Seller is aware, since the Balance Sheet Date:

(a) the business of the Company and its Subsidiaries has been operated in the usual way in all material respects so as to maintain it as a going concern;

(b) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) neither the Company nor any of its Subsidiaries has created, allotted, issued, acquired, repaid or redeemed share capital or made an agreement or arrangement or undertaken an obligation to do any of those things; and

(d) neither the Company nor any of its Subsidiaries has declared, paid or made a dividend or distribution.

Section 3.11. Assets. Except where the failure of the following to be true would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each asset or Property included in the financial statements of the Company referenced in Section 3.09 or acquired by the Company or any of its Subsidiaries since the Balance Sheet Date with a book value of more than US$ 10,000,000 (other than assets disposed of in the ordinary course of business consistent with past practice) is:

(i) legally and beneficially owned solely by the Company or Subsidiary free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business consistent with past practice); and

(ii) where capable of possession, in the possession or under the control of the Company or such Subsidiary.

(b) The Company or a Subsidiary of the Company owns all assets necessary for the effective operation of the businesses of the Company and its Subsidiaries in the ordinary course and in all material respects in the same manner as operated at the date of this Agreement and as far as each Designated Seller is aware there are no material assets currently used in the businesses of the Company and its Subsidiaries that the Company or a Subsidiary of the Company will not own or have a lawful right to use at Closing.

(c) There are no civil, criminal, arbitration, administrative or other proceedings concerning any Property (a “Property Proceeding”) and as far as each Designated Seller is aware neither the Company nor any of its Subsidiaries has received written notice served in accordance with Applicable Law of any pending Property Proceedings.

(d)  As far as each Designated Seller is aware, there is no:

(i) outstanding notice, judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Governmental Authority in the Russian Federation or Ukraine affecting any Property served on the Company or any of its Subsidiaries in accordance with procedures prescribed by Applicable Law; or

(ii) resolution or proposal for compulsory acquisition of any Property by a local or other authority served on the Company or any of its Subsidiaries in accordance with Applicable Law.

Section 3.12. Certain Contracts. (a) There are no agreements (whether written or oral) between such Seller (excluding any Seller that is a Subsidiary of the Company) or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(b) As far as each Designated Seller is aware, none of the Company or any of its Subsidiaries is party to any agreement (whether written or oral) that purports to bind Buyer Guarantor or any its Subsidiaries (as they are immediately prior to Closing) following consummation of the transactions contemplated by this Agreement.

Section 3.13. Benefits and Labor Relations. As far as each Designated Seller is aware, (a) the transactions contemplated by this Agreement will not entitle any current or former employee or consultant of the Company or any of its Subsidiaries to any material special payment, vesting, funding or similar rights relating to compensation, incentives or benefits other than as provided under the employment agreement between the Company and Tony Maher, the change-in-control transaction agreements and stock appreciation right agreements listed in Section 3.13(a) of the Seller Disclosure Letter, copies of which have been provided to Buyer prior to the date hereof.

(b) (i) There are no labor (including collective labor agreements) or works council agreements in effect, nor any disputes as to labor representation, with respect to any current or former employees or consultants of the Company or its Subsidiaries, and (ii) there are no current or threatened labor disputes relating to employees or consultants of the Company or any of its Subsidiaries, in each case as will have or would reasonably be expected to have a Material Adverse Effect.

Section 3.14. Litigation and Compliance with Law. As far as each Designated Seller is aware:

(a) None of the Company or any of its Subsidiaries have received written notice of any civil, criminal, arbitration, administrative or other proceeding or inquiry, including any tax audit or investigation against the Company or any of its Subsidiaries or have commenced any civil, criminal, arbitration, administrative or other proceeding or inquiry (other than in relation to the collection of debts arising in the ordinary course of business consistent with past practice of the Company or any of its Subsidiaries), including any tax audit, or investigation, in each case as will have or would reasonably be expected to have a Material Adverse Effect;

(b) no civil, criminal, arbitration, administrative or other proceeding or inquiry, including any tax audit or investigation, is pending against the Company or any of its Subsidiaries (other than in relation to the collection of debts arising in the ordinary course of business consistent with past practice) in each case as will have or would reasonably be expected to have a Material Adverse Effect;

(c) the Company and each of its Subsidiaries is in compliance, in all material respects, with Applicable Law; and

(d) none of the Company or any of its Subsidiaries or any of their officers, directors, employees, consultants or other agents or advisors have offered, promised or given, and, no Person has otherwise offered, promised or given on behalf of the Company or any of its Subsidiaries, anything of value to any officer or employee of: (i) any Governmental Authority, (ii) any entity controlled by a Governmental Authority, or (iii) any public international organization, or to any person acting in an official capacity for or on behalf of any of the foregoing or to any political party or official thereof, or to any candidate for political office (all of the foregoing being collectively referred to as “ Government Officials”) or to any other Person while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Government Official for the purpose of: (x) influencing any action or decision of such Government Official in his or her official capacity, including a decision to fail to perform his or her official function; or (y) securing any improper advantage or (z) inducing such Government Official to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to assist the Company or any of its Subsidiaries or any other Person in obtaining or retaining business. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries have not established or maintained a secret or unrecorded fund.

Section 3.15. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As far as each Designated Seller is aware, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) As far as each Designated Seller is aware, each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) As far as each Designated Seller is aware, since January 1, 2007, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

Section 3.16. Company Expenses. The legal and other advisory costs, fees and expenses that are reasonably expected to be incurred by the Company and its Subsidiaries in connection with the transactions contemplated by the Specified Agreements shall not exceed US$ 20,000,000.

Section 3.17. Finders’ Fees. Except for JP Morgan Chase & Co., whose fees have been disclosed to Buyer and whose engagement agreement with the Company or any of its Subsidiaries does not impose any obligations binding on the Company, Buyer or any of their respective Subsidiaries following Closing (other than customary indemnification obligations and the obligation to pay such disclosed fees), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller, the Company or any of its Subsidiaries who is entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

For the avoidance of doubt, (a) no Shareholder Seller is making any warranty to Buyer other than as set forth in the Title Warranties, Section 3.12(a) and Section 3.17 and (b) the Closing Warranties are provided solely and exclusively for the purposes of the condition to Closing set forth at Section 7.01(c), and any breach, inaccuracy or incorrectness of any Closing Warranty shall not result in any liability, duty or obligation of any kind of any Seller to Buyer or to any other Person under any circumstances.

ARTICLE 4
WARRANTIES OF BUYER

Buyer warrants to each Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Capacity and Authority. Buyer has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each other Specified Agreement to which it is party at or before Closing. Buyer’s obligations under this Agreement and each other Specified Agreement to which it is party at or before Closing are, or when the relevant document is executed will be, valid, binding and enforceable in accordance with their respective terms.

Section 4.02. Existence and Power. Buyer is a company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

Section 4.03. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and other Specified Agreements to which it is party and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Buyer or (ii) assuming compliance with the matters referred to in Section 4.04, violate any Applicable Law. Buyer’s obligations under this Agreement and each other Specified Agreement to which it is party at or before Closing are, or when the relevant document is executed will be, valid, binding and enforceable in accordance with their respective terms.

Section 4.04. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and other Specified Agreements to which it is party require no material action by or in respect of, or material filing with, any Governmental Authority in the Russian Federation or Ukraine other than (i) compliance with any applicable requirements for Russian Regulatory Approvals, (ii) compliance with any applicable requirements of the Anti Monopoly Committee of Ukraine, (iii) compliance with any applicable requirements of the 1934 Act and (iv) compliance with any applicable requirements of Russian Securities Laws.

Section 4.05. Financing. Buyer has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Consideration and any other amounts to be paid by it hereunder.

ARTICLE 5
COVENANTS OF SELLERS

Each Seller agrees that:

Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, no Seller shall vote for any resolution in any general meeting of shareholders the direct and foreseeable effect of which would be (if such resolution were carried) to cause (i) the Company or any of its Subsidiaries to conduct their businesses otherwise than in the ordinary course, (ii) the Company or any of its Subsidiaries to change materially their present business organization, (iii) the Company to terminate (or fail to maintain) a material license, permit, approval or authorization, (iv) the Company to remove any director of the Board or (v) the Company or any of its Subsidiaries to terminate contracts with customers, lenders, suppliers in each case material to the Company, or (vi) otherwise the Company or any Subsidiary to:

(a) amend its charter, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) create, allot, issue, acquire, repay or redeem any share capital or grant any new change-in-control-related compensation, benefits or rights to any current or former employee or consultant of the Company or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(c)  declare, pay or make a dividend or distribution;

(d) other than as set out at Schedule 5.01(vi)(d), acquire or dispose of (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise), directly or indirectly,

any revenues, assets (other than sale of products in the ordinary course of business consistent with past practice), business or undertakings in the individual in excess of US$ 10,000,000;

(e) enter into any agreements (whether written or oral) (i) between any Seller (other than any Seller that is a Subsidiary of the Company) or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) that would purport to bind Buyer Guarantor or any of its Subsidiaries (as they are immediately before Closing) following consummation of the transactions contemplated by this Agreement; or

(f)  agree, resolve or commit to do any of the foregoing.

Section 5.02. Access to Information; Confidentiality. (a) From the date of filing the application for FAS Approval until the Closing Date and in order to facilitate the business planning and post-acquisition integration plans of Buyer, each Seller shall, subject to Applicable Law furnish, and shall cause the Company and each of its Subsidiaries to furnish, to Buyer and its representatives such financial and operating data as set out in Schedule 5.02 and, subject to prior consent of the general director of the Company (such consent not to be unreasonably withheld), other information relating to the Company or any of its Subsidiaries as such Persons may reasonably request. No investigation by Buyer or other information received by Buyer, in each case, between the date hereof and the Closing Date, shall operate as a waiver or otherwise affect any warranty or agreement given or made by any Seller hereunder.

(b) After Closing, each Seller and its Affiliates shall hold, and shall use its best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Seller, (ii) in the public domain through no fault of such Seller or its Affiliates or (iii) later lawfully acquired by such Seller from sources other than those related to its prior ownership interest in the Company and its Subsidiaries.

Section 5.03. Notices of Certain Events. Subject to fulfillment by Buyer of its obligations under Section 6.02(a), each Seller shall, promptly following such Seller becoming aware of such fact or circumstance, notify Buyer of:

(a) any notice or other communication from any Person to such Seller or the Company or any of its Subsidiaries alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any actions, suits, claims, investigations, proceedings or inquiry, including any tax audit or investigation, commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Seller or the Company or any of its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.14  or that relate to the consummation of the transactions contemplated by this Agreement;

(c) any inaccuracy of any warranty contained in this Agreement made by such Seller of which such Seller shall have actual knowledge that a reasonable Person would believe could be expected to cause the condition set forth in Section 7.01(c) not to be satisfied; and

(d) any failure of such Seller to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder of which such Seller shall have actual knowledge;

provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.04. Release of Encumbrances. To the extent any Seller’s Seller Shares are subject to any encumbrance, such Seller shall take all steps necessary to secure the release of any Encumbrance (other than any Buyer Encumbrances) (the “Released Encumbrances”) on such Seller’s Seller Shares prior to Closing.

Section 5.05. Exclusivity. (a) Except as otherwise provided in this Agreement, until the earlier to occur of (i) Closing, or (ii) the date of termination of this Agreement pursuant to Section 8.01 below, no Seller will, directly or indirectly, discuss, negotiate with respect to or solicit any proposal to sell, assign, convey, dispose of, exchange or otherwise transfer any of its Shares or any rights or interest therein (including by way of issuing any securities convertible or exercisable into or exchangeable for, or any options, warrants or other rights to acquire such Share or any interests therein or entering into any derivative, swap or similar contract or instrument with respect thereto or entering into any borrowing arrangement secured by any such Shares) to any Person other than Buyer or any of its Affiliates, in each case whether voluntary, involuntary or by operation of law, or agree or commit to do any of the foregoing.

(b) If this Agreement is terminated pursuant to Section 8.01(b) solely as a result of the non-satisfaction of the condition set forth at Section 7.01(b), each Seller shall not, and shall cause each Seller that is a Subsidiary of the Company not to, directly or indirectly, sell, assign, convey, dispose of, exchange or otherwise transfer any of its Shares or any rights or interest therein (including by way of issuing any securities convertible or exercisable into or exchangeable for, or any options, warrants or other rights to acquire such Share or any interests therein or entering into any derivative, swap or similar contract or instrument with respect thereto or entering into any borrowing arrangement secured by any such Shares) to a Restricted Buyer or any of its Affiliates, in each case, whether voluntary, involuntary or by operation of law, or agree or commit to do any of the foregoing (any of the aforementioned actions being a “Prohibited Transfer”) during the period of six months following such termination.

(c) If this Agreement is terminated pursuant to Section 8.01(b) solely as a result of (a) the material breach by any Seller of its obligations under Section 2.02 or (b) non-satisfaction of Sections 7.01(d), (e), or (g) of this Agreement, each Seller shall not, and shall cause each Seller that is a Subsidiary of the Company not to, directly or indirectly, effect a Prohibited Transfer in each case, to a Restricted Buyer or any of its Affiliates, during the period of 15 months following such termination.

(d) For the avoidance of doubt, subject solely and strictly to the terms thereof, except as set forth in Sections 5.05(a), (b) or (c) above, nothing in this Agreement shall in any way limit, prevent or restrict any Seller from selling, transferring, disposing of or dealing in its Shares (in whole or part) or any interest therein (including creating any Encumbrance over Shares) at any time following termination of this Agreement.

(e) For the avoidance of doubt, Buyer covenants and undertakes to Sellers not to bring or assert any claim under Sections 5.05(a), (b) or (c) above where Closing did not occur due to the non-satisfaction of Section 7.01(f) of this Agreement.

Section 5.06. Sellers’ Agent. Each Seller hereby appoints Mr. Maher as his, her or its true and lawful agent and attorney-in-fact to act on its, his or her behalf for all purposes hereunder, including any matter that requires the consent of any or all Sellers. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, disability, or bankruptcy of the Seller granting the same and (ii) extend to such Sellers’ successors, permitted assigns and legal representatives.

Section 5.07. Tax Election. Prior to the Closing Date, each Seller shall make reasonable efforts to cause the Company and its Subsidiaries to cause each of Wimm-Bill-Dann Finance Co. Ltd. and Wimm Bill Dann Finance Cyprus Ltd. to properly file an election to be treated as a disregarded entity for U.S. federal income tax purposes, such that on the Closing Date all assets and liabilities of such entities are treated for such purposes as assets and liabilities of the Company. Sellers and Buyer shall cooperate in the preparation and the filing of such election. Prior to filing such election, Seller shall provide Buyer with an opportunity to comment on the draft election form. Promptly after the filing of such election, Buyer shall provide Seller with a copy of the executed election form, along with evidence of delivery of such election form to the appropriate address by certified mail.

Section 5.08. Shareholders’ Meeting of the Company; Company’s Board Matters. Once the Governmental Commission Approval has been received, each Seller shall take all necessary steps (insofar as it is able) to convene an extraordinary general shareholders’ meeting of the Company with an agenda to re-elect the members of the Board. Such shareholders’ meeting of the Company shall take place on the nearest possible date after the receipt of the Governmental Commission Approval subject to compliance with Applicable Law of the Russian Federation and the constitutional documents of the Company. Each Seller shall procure (insofar as it is able) that the candidates to the Board named in any notice by Buyer to each Seller at least 35 calendar days prior to the date of such shareholders’ meeting shall be included in the official list of candidates proposed to be elected at such shareholders’ meeting.

Section 5.09. Shareholders’ Meetings of the Russian JSCs. Once the Governmental Commission Approval has been received, each Seller shall take all necessary steps (insofar as it is able) to convene an extraordinary general shareholders’ meeting of each of the Russian Subsidiary of the Company which is a joint-stock company (the “Russian JSC”) with an agenda to re-elect the members of the relevant Russian JSC board of directors. Such shareholders’ meetings of the Russian JSCs shall take place on the nearest possible date after the receipt of the

Governmental Commission Approval subject to compliance with Applicable Law of the Russian Federation and the constitutional documents of the relevant Russian JSCs. Each Seller shall procure (insofar as it is able) that the candidates to the board of directors of each Russian JSC named in the relevant notice by Buyer to each Seller at least 35 calendar days prior to the date of the relevant shareholders’ meeting shall be included in the official list of candidates proposed to be elected at such shareholders’ meeting.

Section 5.10. Shareholders’ Meetings of the Russian LLCs. Upon expiry of 45 calendar days after the receipt of the Governmental Commission Approval (the “LLC Convention Date”), each Seller shall take all necessary steps (insofar as it is able) to convene an extraordinary general participants’ meeting of each of the Russian Subsidiary of the Company which is a limited liability company (the “Russian LLC”) with an agenda to re-elect the members of the relevant Russian LLC’s board of directors. Such participants’ meetings of the Russian LLCs shall take place on the nearest possible date after the LLC Convention Date subject to compliance with Applicable Law of the Russian Federation and the constitutional documents of the relevant Russian LLCs. Each Seller shall procure (insofar as it is able) that the candidates to the board of directors of each Russian LLC named in the relevant notice by Buyer to each Seller at least 35 calendar days prior to the date of such participants’ meeting shall be included in the official list of candidates proposed to be elected at such participants’ meeting.

Section 5.11. Shareholders’ Meeting(s) of Ukrainian Subsidiary(s). Upon expiry of 30 calendar days after the receipt of the Governmental Commission Approval (the “Ukrainian Convention Date”), each Seller shall take all necessary steps (insofar as it is able) to convene an extraordinary general shareholders’ meeting of each Ukrainian Subsidiary of the Company (including OJSC Wimm-Bill -Dann Ukraine) with an agenda to re-elect the members of its board of directors (the “Ukrainian GSM”). Such Ukrainian GSM(s) shall take place on the nearest possible date after the Ukrainian Convention Date subject to compliance with Applicable Law of Ukraine and the constitutional documents of the relevant Ukrainian Subsidiary(s). Each Seller shall procure (insofar as it is able) that the candidates to the board of directors of the relevant Ukrainian Subsidiary named in the relevant notice by Buyer to each Seller at least 10 calendar days prior to the date of the relevant Ukrainian GSM shall be included in the official list of candidates proposed to be elected at such Ukrainian GSM.

Section 5.12. Shareholders’ Meeting of Kyrgyz Subsidiary(s). Once the Governmental Commission Approval has been received, each Seller shall take all necessary steps (insofar as it is able) to convene an extraordinary general shareholders’ meeting of each of the Kyrgyz Subsidiary with an agenda to re-elect the members of the relevant Kyrgyz Subsidiary board of directors. Such shareholders’ meetings of the Kyrgyz Subsidiaries shall take place on Closing or (if not possible) on the 75th calendar day after the Governmental Commission Approval has been received subject to compliance with Applicable Law of the Kyrgyz Republic and the constitutional documents of the relevant Kyrgyz Subsidiary. Each Seller shall procure (insofar as it is able) that the candidates to each of the Kyrgyz Subsidiary board of directors named in the relevant notice by Buyer to each Seller at least 35 calendar days (unless longer period is not required under the Applicable Law of the Kyrgyz Republic and the constitutional documents of the relevant Kyrgyz Subsidiary) prior to the date of the relevant shareholders’ meeting shall be included in the official list of candidates proposed to be elected at such shareholders’ meeting.

Section 5.13. Perfection of Security Interest. Each Seller covenants and undertakes to Buyer that it shall take all such necessary action and execute and deliver any instruments and documents as may, at any time, be necessary under Applicable Law or otherwise reasonably requested by Buyer to perfect or duly record Buyer’s security interest in the Seller Shares (including, for the avoidance of doubt, any American Depositary Receipts or Global Depositary Receipts with respect to such Seller Shares) or related collateral pledged pursuant to the Pledge Agreements. Without limiting the generality of the foregoing, each Seller that has entered into a pledge agreement with respect to any ordinary shares held by such Seller shall promptly comply with the provisions of clause 6.1 of such pledge agreement and shall provide relevant evidence of such compliance to Buyer.

ARTICLE 6
COVENANTS OF BUYER AND SELLERS

Section 6.01. Reasonable Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and each Seller will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.

(b) In connection with this Section 6.01, the parties agree to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform each other party of any communication received by such party from, or given by such party to, the FAS, the Governmental Commission or any other Governmental Authority in the Russian Federation and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FAS, the Governmental Commission or any such other Governmental Authority in the Russian Federation or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the FAS, the Governmental Commission or such other applicable Governmental Authority in the Russian Federation or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) Each Seller and Buyer shall cooperate and consult with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Specified Agreements and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers.

Section 6.02. Buyer Obligations Concerning the FAS Approval. Further to Section 6.01, Buyer undertakes to Sellers that it shall:

(a) make an official application and submission to FAS for the FAS Approval as soon as practicable following the date of this Agreement and, in any case, not later than seven Business Days following the date hereof;

(b)  keep Sellers promptly informed as to the progress towards receipt of the FAS Approval;

(c) disclose in writing to Sellers promptly upon becoming aware of any fact that is reasonably likely to prevent receipt of the FAS Approval; and

(d) deliver to Sellers a notarized copy of the FAS Approval as soon as practicable after the FAS Approval is obtained and in any event within two Business Days thereafter.

Section 6.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except where such consultation is not practicable in relation to any press releases and public statements the making of which is required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. Each Seller agrees to cause the Company and each of its Subsidiaries to comply with this Section 6.03 as if it were a party to this Agreement.

Section 6.04. Release of Pledges. Notwithstanding the application (if relevant) of Sections 5.05(b) or (c), Buyer covenants and undertakes to each Seller that it shall take all such necessary action and execute and deliver any instruments and documents as may, at any time, be necessary under Applicable Law or otherwise reasonably requested by such Seller to ensure release of all of its Seller Shares (including, for the avoidance of doubt, any American Depositary Receipts or Global Depositary Receipts with respect to such Seller Shares) pledged pursuant to any Pledge Agreement immediately upon the termination of this Agreement for any reason whatsoever.

Section 6.05. Buyer’s Option to Purchase Certain Release Shares. Notwithstanding anything to the contrary in this Agreement, including more specifically Section 5.05, in the event that Mr. Plastinin is required or obliged at any time prior to Closing to repay any amounts due under or pursuant to any loan agreement to which Mr. Plastinin is party as of the date hereof, Mr. Plastinin shall provide written notice to Buyer of such requirement or obligation (the “Release Notice”) which shall include the number of Shares Mr. Plastinin wishes to sell to meet such requirement or obligation, not to exceed 240,000 Shares (the “Released Shares”). Buyer, in its sole and absolute discretion, may elect within five Business Days following receipt of the Release Notice to purchase and pay for the Released Shares from Mr. Plastinin at a price per Released Share equal to the Purchase Price Per Share. If Buyer does not purchase and pay for all of the Released Shares within five Business Days of receipt of the Release Notice, Mr. Plastinin shall be free to sell any Released Shares which Buyer has not purchased and paid for to any third party through a private or public sale.

Section 6.06. Confidentiality. Buyer covenants and undertakes that in the event this Agreement is terminated, (a) it will not use or exploit, whether directly or indirectly, any confidential information supplied to Buyer under Section 5.02(a) for its own commercial advantage or benefit and (b) it will return to Sellers all such confidential information supplied to it concerning the Company, including all copies, notes and memoranda made by Buyer using such confidential information.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.01. Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or, to the extent permissible by Applicable Law, waiver by Buyer, of the following conditions:

(a)  no provision of any Applicable Law shall prohibit the consummation of Closing;

(b) the Russian Regulatory Approvals shall have been obtained and the Russian Regulatory Approvals shall be in full force and effect as at Closing;

(c) the (i) Title Warranties and (ii) the Closing Warranties shall be true in all respects at and as of the Closing Date as if made at and as of such date and in the case of (ii) only, with such exceptions (A) in the individual or with respect to a series of related inaccuracies involving loss or liability of less than US$ 5,000,000, and (B) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) each Seller shall have complied in all material respects with its, his or her obligations under Sections 5.01, 5.04, 5.05 and 5.07 required to be performed by it on or prior to the Closing Date;

(e)  none of the Company or its Subsidiaries shall have taken any action described in Section 5.01(a) through (f);

(f) there shall have been no event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(g)  the Closing shall have occurred with respect to all Seller Shares.

Section 7.02. Conditions to the Obligations of Each Seller. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permissible by Applicable Law, waiver by such Seller of the following conditions:

(a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(b) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date as if made at and as of such date except where the failure of any such representation or warranty to be true has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE 8
TERMINATION

Section 8.01. Grounds for Termination. This Agreement shall terminate prior to Closing solely in the following specific circumstances:

(a)  by mutual written agreement of each Seller and Buyer;

(b) automatically if Closing shall not have been consummated on or before July 1, 2011 (the “End Date”); provided that such termination shall not occur if any party shall be in breach of any provision of this Agreement and such breach results in the failure of Closing to be consummated by such time unless, in the case of such breach by any Seller, Buyer elects to terminate this Agreement or, in the case of such breach by Buyer, any Seller elects to terminate this Agreement; and

(c) by any Seller or by Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority in the Russian Federation or Ukraine.

The party desiring to terminate this Agreement pursuant to Section 8.01(b) (if applicable) or Section 8.01(c) shall give notice of such termination to the other party.

Section 8.02. Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) willful failure to perform a covenant of this Agreement, the defaulting party shall be fully liable for any and all damage, loss, liability, and expense incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.05(b) and (c) (if applicable), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9
MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer or Buyer Guarantor, to:

c/o PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577
Attention:  Larry D. Thompson
Facsimile No.: (914) 253-2070

with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  George R. Bason, Jr.
               Peter R. Douglas
Facsimile No.: (212) 701-5800

Linklaters CIS
Paveletskaya Square, 2, bld. 2
Moscow, Russian Federation 115054
Attention:  John Goodwin
               Denis Uvarov
Facsimile No.: +7 495 797 9798

if to any Seller, to the address set forth opposite the name of such Seller in Schedule 9.01, or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02. Warranties, Liability and Survival.

(a) The Closing Warranties are provided solely and exclusively for the purposes of the condition to Closing set forth at Section 7.01(c) and no breach, inaccuracy or incorrectness of any Closing Warranty shall constitute (in whole or part) a Relevant Claim or otherwise result in any liability, duty or obligation of any kind of any Seller to Buyer or to any other Person under any circumstances.

(b)  The terms and limitations set forth in Schedule 9.02 shall apply to this Agreement.

(c) Buyer covenants and undertakes to Sellers that (in the absence of fraud) Buyer has no rights against and may not make any claim against, any current or former employee, director or officer of the Company or its Subsidiaries solely in their capacity as such on whom it may have relied before agreeing to any term of, or entering into, the Specified Agreements.

(d) Each Seller covenants and undertakes to Buyer that (in the absence of fraud) such Seller has no rights against and may not make any claim against, any current or former employee, director or officer of the Company or its Subsidiaries solely in their capacity as such on whom it may have relied before agreeing to any term of, or entering into, the Specified Agreements.

Section 9.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement shall be paid by the party incurring such cost or expense.

Section 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto (except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time (provided that such transfer or assignment shall be null and void if such Affiliate ceases to be an Affiliate of Buyer Guarantor at any time prior to Closing); provided that no such transfer or assignment shall (A) relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer (including, for the avoidance of doubt, Buyer Guarantor’s obligations pursuant to Section 9.14) or (B) adversely affect the rights or obligations of any Seller under this Agreement (including any Seller’s right to receive the Purchase Price Per Share in US$ pursuant to Section 2.01)).

Section 9.06. Confidentiality.

(a) Subject to Section 9.06(b) and Section 6.03, Buyer, on the one hand, and each Seller that is not a Subsidiary of the Company on the other hand, undertakes to the other Person, for itself and as agent and trustee for its Affiliates, that it shall treat as confidential, and shall not disclose, any personal information (including bank account information and similar information) received or obtained as a result of entering into or performing this Agreement which relates to such other Person, including the respective Affiliates of such other Person.

(b)  Section 9.06(a) does not apply to disclosure of any such information:

(i) which is required to be disclosed by law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a Governmental Authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to its timing, content and manner of making or dispatch;

(ii) to a professional adviser (including a provider of financing) for the purposes of advising or provision of finance in connection with the transactions contemplated by this Agreement; provided, however, that such disclosure is essential for these purposes and is on the basis that Section 9.06(a) applies to the applicable adviser;

(iii) to a director, officer or employee of Buyer or of a Seller whose function requires such person to have the relevant confidential information; or

(iv) to the extent that the information has been made public by, or with the consent of, the other Person.

(c) The restrictions contained in this Section 9.06 shall continue to apply after the termination of this Agreement without limit in time.

Section 9.07. Governing Law. This Agreement and all non-contractual relationships arising out of it shall be governed by and construed in accordance with English law, without giving effect to any choice or conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England.

Section 9.08. Dispute Resolution.

(a) All disputes hereunder shall be referred to, and finally resolved by, arbitration under the arbitration rules of the London Court of International Arbitration (“LCIA”) (the “LCIA Rules”) which rules are deemed to be incorporated by reference into this Section 9.08.

(b) The number of arbitrators shall be three. Buyer (on the one hand) and Sellers together (on the other hand) shall each nominate one arbitrator and the two arbitrators so nominated shall jointly select a third arbitrator as the chairman of the arbitral panel. In the event that the nominated arbitrators are unable to agree, the third arbitrator will be appointed by the Court of the LCIA in accordance with the LCIA Rules.

(c)  The seat, or legal place, of arbitration shall be London.

(d)  The language to be used in the arbitral proceedings shall be English.

(e) The parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other information or documents produced or disclosed by the parties or by witnesses in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

Section 9.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Subject solely to any third party rights arising under or pursuant to Sections 9.02(c) and (d), the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

Section 9.10. Entire Agreement.

(a) The Specified Agreements constitute the whole and only agreement between the parties relating to the subject matter of this Agreement, more particularly the sale and purchase of Seller Shares.

(b) Each party acknowledges that in entering into the Specified Agreements it is not relying upon any pre-contractual statement which is not expressly set out in the Specified Agreements.

(c) Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Specified Agreements.

(d) For the purposes of this Section 9.10, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Specified

Agreements made or given by any person at any time prior to this Agreement becoming legally binding.

Section 9.11. Set-Off; Withholdings. Except as required by law or as expressly provided in this Agreement, all payments made pursuant to this Agreement will be made without any set-off, restriction or condition and free and clear of any deduction or withholding whether in respect of taxation or otherwise.

Section 9.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of the Specified Agreements were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Specified Agreements or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14. Buyer Guarantor. (a) Buyer Guarantor hereby irrevocably and unconditionally guarantees to each Seller the prompt and full discharge by Buyer of all of Buyer’s covenants, agreements, obligations and liabilities under the Specified Agreements including the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”), in accordance with the terms thereof. Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any claim or remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Buyer Guarantor will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

(b) Buyer Guarantor’s obligations hereunder shall remain in full force and effect until the Buyer Obligations shall have been performed in full. If at any time any performance by any Person of any Buyer Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, Buyer Guarantor’s obligations hereunder with respect to such Buyer Obligation shall be reinstated at such time as though such Buyer Obligation had become due and had not been performed. None of the liabilities of Buyer Guarantor hereunder shall be reduced, discharged or otherwise adversely affected by (i) any time or indulgence granted to Buyer by any Seller, (ii) any variation of any of the terms of the Specified Agreements, (iii) any of the administration, insolvency, bankruptcy, liquidation or cessation of business of any Seller or Buyer, (iv) any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in this Section 9.14 or (v) any other act, omission, event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of Buyer Guarantor under this Section 9.14.

(c) Upon performance by Buyer Guarantor of any Buyer Obligation, Buyer Guarantor shall be subrogated to the rights of Seller against Buyer with respect to such Buyer Obligation; provided that Buyer Guarantor shall not enforce any Buyer Obligation by way of subrogation against Buyer while any Buyer Obligation is due and unperformed by Buyer.

Section 9.15. Seller Guarantor. (a) Mr. Plastinin (“Seller Guarantor”) hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Aladoro Limited of all of Aladoro Limited’s covenants, agreements, obligations and liabilities under the Specified Agreements including the due and punctual payment of all amounts which are or may become due and payable by Aladoro Limited hereunder when and as the same shall become due and payable and the transfer of Aladoro Limited’s Seller Shares to Buyer (collectively, the “Aladoro Obligations”), in accordance with the terms thereof. Seller Guarantor acknowledges and agrees that, with respect to all Aladoro Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Aladoro Limited. If Aladoro Limited shall default in the due and punctual performance of any Aladoro Obligation, including the full and timely payment of any amount due and payable pursuant to any Aladoro Obligation, Seller Guarantor will forthwith perform or cause to be performed such Aladoro Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

(b) Seller Guarantor’s obligations hereunder shall remain in full force and effect until the Aladoro Obligations shall have been performed in full. If at any time any performance by any Person of any Aladoro Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Aladoro Limited or otherwise, Seller Guarantor’s obligations hereunder with respect to such Aladoro Obligation shall be reinstated at such time as though such Aladoro Obligation had become due and had not been performed. None of the liabilities of Seller Guarantor hereunder shall be reduced, discharged or otherwise adversely affected by (i) any time or indulgence granted to Seller by Buyer, (ii) any variation of any of the terms of the Specified Agreements, (iii) any of the administration, insolvency, bankruptcy, liquidation or cessation of business of Buyer or Seller, (iv) any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in this Section 9.15 or (v) any other act, omission, event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of Seller Guarantor under this Section 9.15.

(c) Upon performance by Seller Guarantor of any Aladoro Obligation, Seller Guarantor shall be subrogated to the rights of Buyer against Aladoro Limited with respect to such Aladoro Obligation; provided that Seller Guarantor shall not enforce any Aladoro Obligation by way of subrogation against Aladoro Limited while any Aladoro Obligation is due and unperformed by Aladoro Limited.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PEPSI-COLA (BERMUDA) LIMITED

By:	/s/ Andrew Macleod
	Name:	Andrew Macleod
	Title:	Authorized Officer

[Signature Page to Purchase Agreement]

PEPSICO, INC., solely for the purposes of Section 9.14

By:	/s/ W. Timothy Heaviside
	Name:	W. Timothy Heaviside
	Title:	Assistant Secretary

[Signature Page to Purchase Agreement]

/s/ Gavril A. Yushvaev
Name: Gavril A. Yushvaev

[Signature Page to Purchase Agreement]

/s/ David Iakobachvili
Name: David Iakobachvili

[Signature Page to Purchase Agreement]

/s/ Mikhail V. Dubinin
Name: Mikhail V. Dubinin

[Signature Page to Purchase Agreement]

/s/ Sergei A. Plastinin
Name: Sergei A. Plastinin

[Signature Page to Purchase Agreement]

/s/ Alexander S. Orlov
Name: Alexander S. Orlov

[Signature Page to Purchase Agreement]

/s/ Mikhail I. Vishnyakov
Name: Mikhail I. Vishnyakov

[Signature Page to Purchase Agreement]

/s/ Tony D. Maher
Name: Tony D. Maher

[Signature Page to Purchase Agreement]

/s/ Dmitry V. Ivanov
Name: Dmitry V. Ivanov

[Signature Page to Purchase Agreement]

ALADORO LIMITED

By:	/s/ Olga Ufimkina
	Name:	Olga Ufimkina
	Title:	Director

[Signature Page to Purchase Agreement]

WIMM-BILL-DANN FINANCE CO. LTD.

By:	/s/ Alexander Tsyplyakov
	Name:	Alexander Tsyplyakov
	Title:	General Director

[Signature Page to Purchase Agreement]

WIMM BILL DANN FINANCE CYPRUS LTD.

By:	/s/ Tony Maher
	Name:	Tony Maher
	Title:	Director

[Signature Page to Purchase Agreement]

Annex A

Name	Shares		Shares underlying GDRs*		Shares underlying ADRs**		Total votes (shares + shares underlying GDRs+ shares underlying ADRs)
	number	% of outstanding	number	% of outstanding	number	%	number	% of outstanding
Gavril A. Yushvaev	7,590,880	17.25%	1,038,638	2.36%	0	0.00%	8,629,518	19.61%
David Iakobachvili	3,814,852	8.67%	803,783	1.83%	0	0.00%	4,618,635	10.50%
Mikhail V. Dubinin	1,809,260	4.11%	0	0.00%	0	0.00%	1,809,260	4.11%
Sergei A. Plastinin	1,373,604	3.12%	0	0.00%	0	0.00%	1,373,604	3.12%
Alexander S. Orlov	1,201,064	2.73%	100,000	0.23%	0	0.00%	1,301,064	2.96%
Mikhail I. Vishnaykov	200,000	0.45%	100,000	0.23%	0	0.00%	300,000	0.68%
Aladoro Limited	200,000	0.45%	0	0.00%	0	0.00%	200,000	0.45%
Wimm Bill Dann Finance Cyprus Ltd.	3,725,000	8.47%	0	0.00%	4,355,300	9.90%	8,080,300	18.36%
Wimm-Bill-Dann Finance Co. Ltd.	2,269,478	5.16%	0	0.00%	0	0.00%	2,269,478	5.16%
Tony D. Maher	400,000	0.91%	0	0.00%	0	0.00%	400,000	0.91%
Dmitry V. Ivanov	10,450	0.02%	0	0.00%	0	0.00%	10,450	0.02%
TOTAL	22,594,588	51.35%	2,042,421	4.64%	4,355,300	9.90%	28,992,309	65.89%

*4 GDRs = 1 Share
**4 ADRs = 1 Share

Annex B

POWER OF ATTORNEY	ДОВЕРЕННОСТЬ

[Moscow], [date]	[Москва], [дата выдачи доверенности]
This Power of Attorney is issued by [[full name of the issuing person], a citizen of [the country of citizenship], passport number [●], issued by [passport issuing authority] on [date of issue], registered at [●]] / [[legal name of issuing company], a company created and existing in accordance with the laws of [●], registration number [●], whose official seat is located at [●]] (hereinafter – the “Ex-Shareholder”),

Настоящая Доверенность выдана [[ФИО лица, выдающего доверенность], гражданином [страна гражданства], паспорт номер [●], выдан [орган, выдавший паспорт], дата выдачи – [●], зарегистрированным по адресу: [●]] / [[ наименование компании, выдающей доверенность], компания, созданная и существующая в соответствии с законодательством [●], регистрационный номер [●], с местом нахождения по адресу: [●] (далее – «Прежний акционер»),

Whereas the Ex-Shareholder has agreed to sell to [●], a company created and existing in accordance with the laws of [●], whose official seat is located at [●] (hereinafter – the “New Shareholder”), [specify the number of shares] ordinary registered shares (hereinafter – the “Shares”) in Open Joint Stock Company WIMM-BILL-DANN FOODS, the company, created and existing in accordance with the laws of the Russian Federation, whose official seat is located at [109028, Moscow, Yauzsky Boulevard, 16/15, ap. 306, the Russian Federation] (hereinafter – the “Company”), the Ex-Shareholder, in accordance with clause 2 of Article 57 of the Federal Law “On Joint Stock Companies” hereby grants this Power of Attorney to the New Shareholder.

Принимая во внимание, что Прежний акционер согласился продать компании [●], созданной и существующей в соответствии с законодательством [●], с местом нахождения по адресу: [●], (далее – «Новый акционер»), [указать количество акций] обыкновенных именных акций (далее – «Акции») Открытого акционерного общества «ВИММ-БИЛЛЬ-ДАНН Продукты Питания», компании, созданной и существующей в соответствии с законодательством Российской Федерации, с местом нахождения по адресу: [109028, г. Москва, Яузский бульвар, д. 16/15, комн. 306, Российская Федерация] (далее – «Общество»), Прежний акционер в соответствии с п. 2 ст. 57 Федерального закона «Об

акционерных обществах» выдает настоящую Доверенность Новому акционеру.

In accordance with this Power of Attorney the Ex-Shareholder authorises the New Shareholder to attend the general shareholders meeting of the Company, which shall take place on [specify the date of the general shareholders meeting], with a right to review the information (materials) provided in the course of preparation for such general shareholders meeting, to participate in any discussions on any issues in the agenda, to make any statements, to propose nominations with respect to any positions in the Company’s management bodies, to make any inquiries and to vote (including by way of delivery to the Company of the completed voting ballots) at its absolute discretion on any matters to be resolved at such general shareholders meeting.

В соответствии с настоящей Доверенностью Прежний акционер уполномочивает Нового акционера принять участие в общем собрании акционеров Общества, которое должно состояться [указать дату общего собрания акционеров], с правом знакомиться с информацией (материалами), предоставляемой при подготовке к проведению такого общего собрания акционеров, выступать при обсуждении любых вопросов повестки дня, подавать любые заявления, выдвигать кандидатуры на замещение любых должностей в органах управления Общества, делать любые запросы и голосовать (в том числе, путем направления в Общество заполненных бюллетеней для голосования) по своему собственному усмотрению по всем вопросам, решаемым на таком общем собрании акционеров.

The New Shareholder shall be entitled to exercise voting rights attached to all Shares, owned by the Ex-Shareholder and sold to the New Shareholder, i.e. [specify the number of shares].	Новый акционер имеет право осуществлять права голоса по всем Акциям, принадлежавшим Прежнему Акционеру и проданным Новому акционеру, а именно [указать количество акций].

(Name of the signatory / ФИО лица, подписывающего доверенность)

(Signature / Подпись)

Annex C, Part 1

Form of Resignation Letter / Письмо о сложении полномочий

To: The Open Joint Stock Company “WIMM-BILL-DANN Foods” (“Company”)	Кому: Открытое акционерное общество «ВИММ-БИЛЛЬ-ДАНН Продукты Питания» («Общество»)

From: [name, passport details] Member of the Board of Directors of the Company	От: [ФИО, паспортные данные] Члена Совета директоров Общества

RESIGNATION LETTER	ПИСЬМО О СЛОЖЕНИИ ПОЛНОМОЧИЙ

In accordance with article 16.7 of the Company’s Charter, I hereby resign from my position as a member of the Board of Directors of the Company with effect as of [●].	В соответствии со ст. 16.7 Устава Общества, настоящим я досрочно слагаю с себя полномочия члена Совета директоров Общества, начиная с [●].

I hereby acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office.

Настоящим я признаю и подтверждаю, что у меня отсутствуют какие-либо требования или основания для предъявления иска к Обществу или каким-либо работникам или должностным лицам Общества в отношении каких-либо выплат, связанных со сложением полномочий члена совета директоров Общества.

(Execution date / Дата подписания)

(Signature / Подпись)

Annex C, Part 2

Form of Resignation Letter / Письмо о сложении полномочий

To: [name of the company] (“Company”)	Кому: [наименование общества] («Общество»)

From: [name, passport details] Member of the Board of Directors of the Company	От: [ФИО, паспортные данные] Члена Совета директоров Общества

RESIGNATION LETTER	ПИСЬМО О СЛОЖЕНИИ ПОЛНОМОЧИЙ

In accordance with article [●] of the Company’s Charter, I hereby resign from my position as a member of the Board of Directors of the Company with effect as of [●].	В соответствии со ст. [●] Устава Общества, настоящим я досрочно слагаю с себя полномочия члена Совета директоров Общества, начиная с [●].

I hereby acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office.

Настоящим я признаю и подтверждаю, что у меня отсутствуют какие-либо требования или основания для предъявления иска к Обществу или каким-либо работникам или должностным лицам Общества в отношении каких-либо выплат, связанных со сложением полномочий члена совета директоров Общества.

(Execution date / Дата подписания)

(Signature / Подпись)

Annex C, Part 3

Form of Resignation Letter / Письмо о сложении полномочий

To:

[Name of the company] (“Company”)

From:

[name, passport details]

Member of the Board of Directors of the Company

RESIGNATION LETTER

In accordance with regulation [●] of the Company’s articles of association, I hereby resign from my position as a member of the Board of Directors of the Company with effect as of [●].

I hereby acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office.

(Execution date / Дата подписания)

(Signature / Подпись)

Annex C, Part 4

Form of Resignation Letter / Письмо о сложении полномочий

To: [name of the company] (“Company”)	Кому: [наименование общества] («Общество»)

From: [name, passport details] Member of the Board of Directors of the Company	От: [ФИО, паспортные данные] Члена Совета директоров Общества

RESIGNATION LETTER	ПИСЬМО О СЛОЖЕНИИ ПОЛНОМОЧИЙ

In accordance with article [●] of the Company’s Charter, I hereby resign from my position as a member of the Board of Directors of the Company with effect as of [●].	В соответствии со ст. [●] Устава Общества, настоящим я досрочно слагаю с себя полномочия члена Совета директоров Общества, начиная с [●].

I hereby acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office.

Настоящим я признаю и подтверждаю, что у меня отсутствуют какие-либо требования или основания для предъявления иска к Обществу или каким-либо работникам или должностным лицам Общества в отношении каких-либо выплат, связанных со сложением полномочий члена совета директоров Общества.

(Execution date / Дата подписания)

(Signature / Подпись)

Annex C, Part 5

Form of Resignation Letter / Лист про складання повноважень

To: [Name of the company] (“Company”)	Кому: [найменування компанії] («Товариство»)

From: [name, passport details] Member of the Supervisory Board of the Company	Від: [ПІБ, паспортні дані] Члена Наглядової Ради Товариства

RESIGNATION LETTER	ЛИСТ ПРО СКЛАДАННЯ ПОВНОВАЖЕНЬ

I hereby resign from my position as a member of the Supervisory Board of the Company with effect as of [●] 2010 due to impossibility to perform the functions of the member of the Supervisory Board for personal reasons.
Цим я достроково складаю з себе повноваження члена Наглядової Ради Товариства, починаючи з [●] р., у зв’язку із неможливістю виконувати функції члена наглядової Ради через особисті причини.

I hereby acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office.

Цим я визнаю та підтверджую, що в мене відсутні будь-які вимоги або підстави для пред'явлення позову до Товариства або будь-кого з працівників або посадових осіб Товариства відносно будь-яких виплат, пов'язаних із складанням повноважень члена Наглядової Ради Товариства.

(Execution date / Дата подписания)

(Signature / Подпись)